Exhibit 99.2

RULE 438 CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named in the Registration Statement on Form S-4 of Business First Bancshares, Inc. (“Business First”), and all amendments thereto (the “Registration Statement”), any prospectus filed pursuant to Rule 424 promulgated under the Securities Act related to the Registration Statement, and any proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), related to the Registration Statement, as a person anticipated to become a director of Business First upon completion of the merger and the other transactions described therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ William G. Hall
William G. Hall
June 14, 2024